                                                                    Exhibit 99.2

                     SUPPLEMENTAL DISCLOSURE DATED FEBRUARY
                 18, 1999 TO HOLDERS OF ALLOWED CLASS 6 CLAIMS
                 ---------------------------------------------

FOR THE REASONS OUTLINED BELOW, THE BANKRUPTCY COURT HAS DIRECTED THAT YOU BE SUPPLIED WITH CERTAIN SUPPLEMENTAL INFORMATION REGARDING MOBILEMEDIA'S PENDING THIRD AMENDED PLAN OF REORGANIZATION (THE "PLAN"), AND THAT, BASED UPON SUCH SUPPLEMENTAL DISCLOSURE, YOU BE PERMITTED TO CHANGE YOUR VOTE WHETHER TO APPROVE OR REJECT THE PLAN.

THIS SUPPLEMENTAL DISCLOSURE IS INTENDED TO PROVIDE CLASS 6 CREDITORS WITH A SUMMARY OF CERTAIN INFORMATION THAT WAS PROVIDED TO THE STANDBY PURCHASERS IN CONNECTION WITH THEIR COMMITMENT TO PURCHASE THE RIGHTS.

YOU SHOULD REVIEW THE INFORMATION IN THIS SUPPLEMENTAL DISCLOSURE CAREFULLY, AS YOUR VOTE IS IMPORTANT.

                           __________________________

     (This Supplemental Disclosure supplements the information set forth in the Disclosure Statement that was approved by the Bankruptcy Court on December 11, 1998, and should be read in conjunction therewith.)

  A.   Recent Approvals.

       After taking into account the information and matters set forth below and upon the recommendation of The Blackstone Group, L.P. ("Blackstone"), financial advisor to the Debtors, the board of directors of MobileMedia Corporation and the sole director of MobileMedia Communications,

Inc. have ratified the August 18 Agreements, as modified by the September 3 Amendments and the December 1 Amendments (as each such term is defined below). In addition, after taking into account such information and matters and upon the recommendation of Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), financial advisor to the Unsecured Creditors Committee, the Unsecured Creditors Committee has ratified the August 18 Agreements, as modified by the September 3 Amendments and the December 1 Amendments. In addition to the approval of ratification by W.R. Huff and Northwestern Mutual (see certain information and matters relating to W.R. Huff and Northwestern Mutual below), such ratification included the approval of each other member of the Unsecured Creditors Committee (except for Intek Telecommunications, Inc. ("Intek"), which is no longer participating on an active basis in the activities of the Unsecured Creditors Committee) and Mountain Dew Marketing, Inc. (which was unavailable but had previously indicated that it supports any proposal recommended by Houlihan Lokey). The Unsecured Creditors Committee is comprised of U.S. Bank Trust National Association (as trustee under the indenture relating to the 10 1/2% Notes), State Street Bank and Trust Company (as trustee under the indenture relating to 9 3/4% Notes), Mountain Dew Marketing, Inc. and Intek, in addition to W.R. Huff and Northwestern Mutual.

  B.   Recommendations.

       The Debtors believe that the Plan complies with all requirements of the Bankruptcy Code and provides the best available recovery to their estates. The Plan also has the support of the Unsecured Creditors Committee, which has recommended to its constituency that it vote to accept the Plan. The Objectors (as defined in the accompanying Notice of Supplemental Disclosure) have objected to confirmation of the Plan and recommend that holders of Class 6 Claims vote to reject the Plan.

  C.   Certain Background Information.

       1.   The August 18 Agreements.  As set forth under "The Merger and the
            ------------------------

Reorganization--Background of the Merger" in the Rights Prospectuses, ** on March 17, 1998, Arch, the Unsecured Creditors Committee, W.R. Huff and Northwestern Mutual executed a term sheet relating to an acquisition of MobileMedia by Arch upon the proposed terms set forth therein. In addition, by letter dated March 17, 1998 to MobileMedia and Blackstone, Arch proposed an acquisition of MobileMedia on the terms set forth in such term sheet. Thereafter, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers *** (together with various financial advisors and legal counsel) held numerous discussions and negotiations concerning the acquisition of MobileMedia by Arch in a merger transaction. On August 19, 1998, the parties reached final agreement and thereafter executed the Agreement and Plan of Merger dated as of August 18, 1998 (the "Original Merger Agreement"), the First Amended Joint Plan of Reorganization dated as of August 18, 1998 and related documents (the "August 18 Agreements"), including the Standby Purchase Agreements of the Standby Purchasers (the "Original Standby Purchase Agreements").

      Upon the recommendation of Houlihan Lokey, financial advisor to the Unsecured Creditors Committee, the August 18 Agreements were approved by all members of the Unsecured Creditors Committee (other than Intek). After consultation with Blackstone, the Unsecured Creditors Committee, the Standby Purchasers and the Pre-Petition Agent and their respective financial advisors, MobileMedia

--------------------
      ** The Disclosure Statement includes, as Exhibit F thereto, the preliminary Prospectus of Arch dated December 17, 1998 relating to the Rights (the "Disclosure Statement Prospectus"). Thereafter, a final Prospectus of Arch dated January 5, 1999 in respect of the Rights (the "Final Prospectus") was issued after the Registration Statement related thereto was declared effective by the SEC. As used herein, "Rights Prospectuses" means the Disclosure Statement Prospectus and the Final Prospectus, collectively. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Rights Prospectuses.

      *** The four Standby Purchasers are W.R. Huff Asset Management Co., L.L.C., as agent for various discretionary accounts and affiliates ("W.R. Huff"), The Northwestern Mutual Life Insurance Company and an affiliate (together, "Northwestern Mutual"), Credit Suisse First Boston Corporation ("CS First Boston") and Whippoorwill Associates, Inc., as agent for various discretionary accounts.

Corporation and MobileMedia Communications, Inc. determined that the agreement reached with Arch (as reflected in the August 18 Agreements) represented the highest and best offer received for a third-party transaction and was superior to a stand-alone plan for the Debtors' creditors. Upon the recommendation of Blackstone, financial advisor to the Debtors (and without knowledge of the information set forth in "D. Certain Potential Conflicts of Interest and Other Matters -- 1. Certain Ownership of Arch Indebtedness"), the August 18 Agreements were then approved by the board of directors of MobileMedia Corporation and by the sole director of MobileMedia Communications, Inc.

     The Original Merger Agreement provided that Arch would issue (the "Direct Issuance") to the unsecured creditors of the Debtors, in partial satisfaction of their claims, between approximately 17.2% (14,345,000 shares) and 31.3% (23,279,000 shares) of the Arch Common Stock, depending upon the number of shares of Arch Common Stock to be available for purchase pursuant to the Rights Offering which, in turn, depended upon the average trading price for the Arch Common Stock (the "Rights Mechanism Price") during certain trading days within the 20 trading days immediately prior to September 22, 1998 (the "Original Pricing Period"). In addition, the Original Merger Agreement provided that such holders would receive rights (the "Original Rights") to purchase, for cash, (i) an aggregate number of shares of Arch Common Stock between approximately
34.3% **** (if the Direct Issuance percentage were 31.3%) and 52.1% ***** (if the Direct Issuance percentage were 17.2%) of the Arch Common Stock, and (ii) warrants to purchase, in the aggregate, a number of shares of Arch Common Stock equal to approximately 2.5% of the issued and outstanding shares of Arch Common Stock at an exercise price of $8.19 per share. The exercise price ("Original Exercise Price") for the Original Rights was equal to 80% of the Rights Mechanism Price, provided that in no event could the Original Exercise Price be less than $5.00 or more than $8.50. The Original Merger Agreement also

--------------------
     **** This percentage would equal 25,529,000 shares.

    ***** This percentage would equal 43,400,000 shares.

provided that Arch would distribute to its existing stockholders warrants (the "Initial Arch Warrants") to acquire Arch Common Stock equal to approximately 7.0% of the number of shares anticipated to be outstanding immediately following the Merger at an exercise price of $8.19 per share.

       In order to ensure that, in connection with the Rights Offering, Arch would receive an aggregate of $217 million in cash necessary for Arch to complete the Merger, the Original Standby Purchase Agreements obligated the Standby Purchasers in effect to exercise, in the aggregate, any Original Rights not exercised by the other Class 6 unsecured creditors at the Original Exercise Price and thereby purchase shares of Arch Common Stock at a price equal to the Original Exercise Price. As consideration for entering into the Original Standby Purchase Agreements, the Standby Purchasers were entitled to be granted warrants (the "Standby Consideration") to purchase Arch Common Stock (at a price of $8.19 per share) that would constitute, in the aggregate, approximately 2.5% of the equity ownership of Arch immediately following the Merger.

     The obligations of the Standby Purchasers under the Original Standby Purchase Agreements were subject to various conditions, including conditions to the effect that (a) the Confirmation Order shall have been entered by the Bankruptcy Court and shall have become a "Final Order" (as defined in Section 5.1(h) of the Merger Agreement), (b) the FCC Grant shall have been issued by the FCC, and such FCC Grant shall have become a "Final Order" (as defined in Section 5.1(c) of the Merger Agreement) (the conditions in clauses (a) and (b) being referred to herein as the "Final Order Conditions"), and (c) there shall not have occurred during certain specified periods (i) any event or events (other than those affecting generally the economy or the industry in which Arch and MobileMedia conduct their respective businesses) which have had or would have a material adverse effect on the business, assets, financial condition, operating income or prospects of the Combined Company (defined to mean Arch and MobileMedia on a combined basis after giving effect to the Merger), (ii) any event or events involving a regulatory or statutory change and affecting generally the industry in which Arch and MobileMedia conduct their respective businesses which would materially and adversely affect the ability of the Combined Company to operate its business, or (iii) any event or events affecting generally the industry in which Arch and MobileMedia conduct their respective business which would materially and adversely affect the ability of the Combined Company to operate its businesses (the condition in clause (c) being referred to herein as the "Material Adverse Effect Condition"). Under the Original Standby Purchase Agreements, no single Standby Purchaser (treating affiliated entities as a single Standby Purchaser) could assert any of these three conditions if the other three Standby Purchasers, acting in good faith, waived such condition.

     2.   The September 3 Amendments.  As set forth in the Rights Prospectuses
          --------------------------
under "The Merger and the Reorganization--Background of the Merger", on August 31 and September 1, 1998, senior management of Arch and MobileMedia, the Unsecured Creditors Committee, the Standby Purchasers and their respective financial advisors and legal counsel met to discuss, among other things, concerns resulting from increased volatility in the capital markets and the decline in the market price of the Arch Common Stock following the execution and announcement of the August 18 Agreements. During these meetings, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated certain amendments to the August 18 Agreements.
Amendments to the August 18 Agreements and a Second Amended Joint Plan of Reorganization were executed on September 3, 1998 (the "September 3 Amendments").

     The September 3 Amendments were approved by all members (other than Intek) of the Unsecured Creditors Committee (after consultation with Houlihan Lokey) and were approved by the board of directors of MobileMedia and by the sole director of MobileMedia Communications, Inc. (after consultation with Blackstone).

     As set forth in the Rights Prospectuses under "The Merger and the Reorganization--Background of the Merger", the principal changes effected by the September 3 Amendments were to

(i) incorporate an additional pricing period subsequent to the Original Pricing Period, and (ii) in the event that the market price of Arch Common Stock during such subsequent pricing period was below $6.25, (a) provide for the reduction (for purposes of the Rights and the Standby Purchase Agreements) of the Original Exercise Price to 80% of such market price, but not below $2.00 (which reduction would have had the effect of increasing the number of shares of Arch Common Stock issuable pursuant to the Rights), (b) provide for the issuance of rights (at an exercise price equal to the exercise price of the Rights) to the existing Arch stockholders (the "Arch Stockholder Rights") that would, upon exercise (or upon exercise of warrants to be granted to such Arch stockholders (the "Arch Participation Warrants") to the extent they did not exercise the Arch Stockholder Rights), together with their existing stockholdings, constitute up to approximately 32.175% of the Arch Common Stock, and (c) provide for the elimination from the transaction of the warrants previously contemplated to be issued to the Debtors' unsecured creditors upon exercise of the Original Rights and for the elimination of the Initial Arch Warrants previously contemplated to be issued to the Arch Stockholders. In addition, the exercise price of the warrants to be issued to the Standby Purchasers as the Standby Consideration and of the Arch Participation Warrants was set at an amount that would result at September 1, 2001 from an investment on the Effective Date of an amount equal to the Rights Exercise Price plus an annual internal rate of return of 20%.

     3.   The December 1 Amendments.  As set forth in the Rights Prospectuses
            -------------------------
under "The Merger and the Reorganization--Background of the Merger", from time to time following the execution of the September 3 Amendments, the Unsecured Creditors Committee, the Standby Purchasers, senior management of Arch and MobileMedia and their respective financial advisors discussed additional concerns raised by the continued volatility in the capital markets and the market price of the Arch Common Stock. As a result of such volatility and market price, the hearing on approval of disclosure statement relating to the Second Amended Joint Plan of Reorganization scheduled for October 14, 1998 was adjourned to December 10, 1998. In early November 1998, the Standby Purchasers formally proposed specific modifications to the August 18 Agreements, as previously amended by the September 3 Amendments. Thereafter, representatives of Arch, MobileMedia, the Unsecured Creditors Committee and the Standby Purchasers negotiated various additional terms and documentation. Amendments to the August 18 Agreements, as previously amended by the September 3 Amendments, were executed on December 2, 1998 (the "December 1 Amendments").

     The December 1 Amendments were approved by all members (other than Intek) of the Unsecured Creditors Committee (after consultation with Houlihan Lokey) and were approved by the board of directors of MobileMedia Corporation and by the sole director of MobileMedia Communications, Inc. (after consultation with Blackstone).

     As set forth in the Rights Prospectuses under "The Merger and the Reorganization--Background of the Merger", the principal modifications effected by the December 1 Amendments consisted of (i) fixing the Rights Exercise Price (for purposes of the Rights and the Standby Purchase Agreements) at $2.00 per share of Arch Common Stock (the low point of the range in the subsequent pricing period incorporated by the September 3 Amendments), resulting in (a) the number of Rights to be issued to holders of Allowed Class 6 Claims being fixed at 108,500,000 and (b) the number of shares issued to holders of Allowed Class 6 Claims in the Direct Issuance being fixed at 14.345 million, (ii) increasing by 10,000,000 the number of Arch Stockholder Rights and/or Arch Participation Warrants to be distributed to the Arch Stockholders in the Arch Rights Offering (increasing the percentage of Arch Common Stock to be available to the existing Arch stockholders from approximately 32.175% to approximately 35.8%) and (iii) incorporating covenants of the Standby Purchasers not to fund any other MobileMedia acquisition proposals and covenants of the Unsecured Creditors Committee (except as required by their fiduciary duties) and Standby Purchasers not to seek or negotiate any other MobileMedia acquisition proposals.

     In addition, as part of the December 1 Amendments, CS First Boston (i) waived its right to assert the failure of the occurrence of either of the Final Order Conditions (unless any of the other Standby Purchasers waived or otherwise abrogated its right to do so other than in connection with a scheduled closing),
(ii) waived its right to assert the Material Adverse Effect Condition and (iii) agreed to deposit $2,000,000 into escrow or post a $2,000,000 letter of credit (unless Arch and CS First Boston agreed that such escrow arrangement or letter of credit was unnecessary). In addition, the warrants constituting the Standby Consideration were reduced so that the Standby Purchasers would be entitled to purchase, upon exercise thereof, Arch Common Stock constituting in the aggregate approximately 1.9% of the Arch Common Stock outstanding immediately following the Merger. The exercise price of such warrants was set an amount equal to the fixed $2.00 exercise price of the Rights plus an amount that would result at September 1, 2001 from an investment on the Effective Date of an amount equal to an annual internal rate of return of 20%. The reduction in the number of warrants constituting the Standby Consideration was a result of CS First Boston agreeing to reduce the number of warrants that would be issued to it. ******

  4. Summary of Certain Changes Effected by Amendments.  Under the August 18
     -------------------------------------------------
Agreements, if the market price of the Arch Common Stock was less than $6.25,
(a) the Direct Issuance was fixed at 14.345 million shares (which represented a percentage ownership of the outstanding Arch Common Shares of approximately 17.2%) and (b) the number of Rights Shares was

     ******Subsequent to the December 1 Amendments, additional amendments to the Merger Agreement and the Standby Purchase Agreements, dated as of February 8, 1999, were executed to incorporate certain additional conditions to the obligation of MobileMedia to consummate the Merger and the obligations of the Standby Purchasers to make purchases under the Standby Purchase Agreements. These additional conditions require, among other things, (i) Arch to deliver audited financials of Arch for the year ended 1998 to each of MobileMedia and the Standby Purchasers, and (ii) Arch to have Buyer 1998 Adjusted EBITDA (as defined in such amendment to the Merger Agreement) for the year ended December 31, 1998 of no less than $136.5 million.

fixed at 43.4 million shares (which represented a percentage ownership of the outstanding Arch Common Shares of approximately 52.1%).

     Under the September 3 Amendments, if the market price of the Arch Common Stock was between $2.50 and $6.24, (a) the Direct Issuance continued to be fixed at 14.345 million shares (which represented a percentage ownership of the outstanding Arch Common Shares that ranged from approximately 9.7% at the $2.50 price to approximately 17.2% at the $6.24 price), and (b) the number of Rights Shares varied from 108.5 million shares at the $2.50 price (which represented a percentage ownership of the outstanding Arch Common Shares of approximately 73.1%) to 43.4 million shares at the $6.24 price (which represented a percentage ownership of the outstanding Arch Common Shares of approximately 52.1%). The effect of the September 3 Amendments, therefore, was that at share prices between $2.50 and $6.24, the aggregate percentage ownership represented by the Direct Issuance was reduced, but, in the view of the financial advisers to the Unsecured Creditors Committee and MobileMedia, the value of the Rights was enhanced by the reduction of the floor of the Rights Exercise Price from $5.00 per share to $2.00 per share. Subject to satisfaction of the conditions to making purchases under the Standby Purchase Agreements, the reduction of the Rights Exercise Price also reduced the risk of the Standby Purchasers' having to purchase shares under the Standby Purchase Agreements at a price in excess of the market price thereof.

     Under the December 1 Amendments, the market price of Arch Common Shares is irrelevant because the Rights Exercise Price is fixed (for purposes of the Rights and the Standby Purchase Agreements) at $2.00, and (a) the Direct Issuance remains fixed at 14.345 million shares (representing a percentage ownership of outstanding Arch Common Shares that ranges from approximately 7.3% to 9.7% depending on the number of Arch Stockholder Rights that are exercised), and (b) the number of Rights Shares is fixed at 108.5 million shares (representing a percentage ownership of outstanding Arch Common Shares ranging from approximately 55.1% to 73.1% depending on the number of Arch

Stockholder Rights that are exercised).

     5. Arch Financing Requirements. As set forth in the Rights Prospectuses
        ---------------------------
under "Risk Factors--Risks Related to Arch--Merger Cash Requirements," the API lenders approved an increase of As set forth in the Rights $200,000,000 to the API Credit Facility (the "API Credit Facility Increase") in order to fund a Prospectuses under "Risk portion of the cash necessary to pay the Allowed Secured Claims in Class 4 under the Plan in full and to pay the other costs and liabilities assumed by Arch in the Merger. As approved by the API lenders, the API Credit Facility Increase is available only through March 31, 1999. As a result of the resolicitation of votes by MobileMedia of the holders of Allowed Class 6 claims, it is not possible to consummate the Merger prior to March 31, 1999. Arch has advised MobileMedia that Arch will undertake to obtain an extension of the API Credit Facility Increase through June 30, 1999. However, there can be no assurance that Arch will be able to obtain such an extension or, if it can, that the terms for an extension will not be less favorable than those set forth in the API Credit Facility Increase.

     6. Arch Stock Price. As set forth in the Rights Prospectuses under "Market
        ----------------
Price Information and Dividend Policy", the high and low reported sale prices per share of Arch Common Stock on the Nasdaq National Market ("NNM") were as follows for the periods indicated:

                         1998                                      High      Low
                        ------                                    ------   -------
                         First Quarter                            $6.125   $  3.00
                         Second Quarter                           $6.938   $  3.50
                         Third Quarter                            $ 5.00   $1.6875
                         Fourth Quarter                           $ 1.75   $0.6875
                         (through December 16, 1998)

The high and low reported sale prices per share of Arch Common Stock on the NNM were as follows for the indicated subsequent periods:

                         Period                                     High      Low
                         -------                                   -------   ------
                         1998 Fourth Quarter (December 17          $1.5625   $1.156
                          through December 31)
                         First Quarter 1999 (through February      $  2.50   $1.281
                          15, 1999)

The closing reported sale price per share of Arch Common Stock on the NNM was $2.00 on February 11, 1999 and $1.75 on February 12, 1999.

  D.   Certain Potential Conflicts of Interest and Other Matters.

       Allegations have been made before the Bankruptcy Court by New Generation (as defined in the accompanying Notice of Supplemental Disclosure) to the effect that W.R. Huff and Northwestern Mutual--two members of the Unsecured Creditors Committee that are also Standby Purchasers--had potential conflicts of interest at the time of the negotiation of the August 18 Agreements, the September 3 Amendments and the December 1 Amendments. The Bankruptcy Court, in its ruling on February 12, 1999, stated that no findings of fact had been made, but ordered that certain supplemental disclosure should be made so that creditors would have additional information concerning developments and circumstances surrounding the negotiations and the execution of the Merger Agreement when their votes were resolicited. The information set forth below should be read in conjunction with the information set forth elsewhere herein as well as the information set forth in the Disclosure Statement.

       1.   Certain Ownership of Arch Indebtedness.  As set forth in the Rights
            --------------------------------------
Prospectuses under "Description of Certain Arch Indebtedness", Arch and certain of its subsidiaries have long-term indebtedness outstanding that aggregated $992,790,000 as of September 30, 1998. Included in such indebtedness are: (a) $127,534,000 aggregate principal amount of 12 3/4% Senior Notes (the "ACI 12 3/4% Notes") of ACI, a subsidiary of Arch, which 12 3/4% Senior Notes were issued on June 24, 1998 in an offering effected pursuant Rule 144A under the Securities Act of 1933, as amended (the "Rule 144A Offering"); (b) $100,000,000 aggregate principal amount of 14% Senior Notes of ACI; and (c) $125,000,000 aggregate principal amount of 9 1/2% Senior Notes of ACI (the "ACI 9 1/2% Notes"). Also included in such indebtedness are $467.4 million in aggregate principal amount (at maturity) of discount notes of Arch ("Arch Discount Notes") that are scheduled to mature on March 15, 2008 and were issued at a substantial discount from the principal amount due at maturity.

       The Unsecured Creditors Committee has disclosed that W.R. Huff and Northwestern Mutual-- the two members of the Unsecured Creditors Committee that are also Standby Purchasers--made certain purchases and sales of ACI 12 3/4% Notes after Arch had announced publicly (by the filing of a Current Report on Form 8-K with the SEC on June 22, 1998) that Arch was engaged in discussions concerning a possible acquisition of MobileMedia.******* The purchase and sale activity of ACI 12 3/4% Notes by W.R. Huff for the period from February 10, 1997 (the date the Unsecured Creditors Committee was formed) through December 10, 1998 (the original voting record date under the Plan) consisted of purchases (commencing on June 24, 1998) of $17,230,000 in aggregate principal amount of ACI 12 3/4% Notes and sales (thereafter) of $10,500,000 in aggregate principal amount, at prices ranging from 98.050% of the principal amount to 106.250% of the principal amount, with an aggregate principal amount of $6,730,000 owned as of August 26, 1998 and through the rest of such period.

     The purchase and sale activity of ACI 12 3/4% Notes by Northwestern Mutual for the period from February 10, 1997 (the date the Unsecured Creditors Committee was formed) through December 10, 1998 (the original voting record date under the Plan), is summarized below:


           Transactions by Northwestern Mutual in ACI 12 3/4% Notes
---------------------------------------------------------------------------------------------
                                                             Principal Amount      Aggregate Principal
     Date      Transaction Type       Purchase/Sale Price      Bought(Sold)            Amount Owned
-------------  -----------------     ---------------------   ----------------     --------------------
   06/23/98       --                          --                        --                     --
   06/24/98     Purchase                    98.050%              $13,500,000*           $13,500,000
   06/24/98     Purchase                    99.750%              $ 2,000,000            $15,500,000
   06/24/98     Purchase                   100.750%              $ 1,000,000            $16,500,000
   07/10/98     Purchase                   101.875%              $ 1,000,000            $17,500,000
   07/10/98     Purchase                   102.375%              $ 2,000,000            $19,500,000
   07/10/98     Purchase                   102.750%              $ 2,000,000            $21,500,000

------------------------
      *******W.R. Huff also had previously owned certain amounts of ACI 14% Notes, ACI 9 1/2% Notes and Arch Discount Notes, as well as shares of Arch Common Stock. All of these debt and equity holdings were disposed of on or prior to January 23, 1998. In addition, the Debtors have been advised that on December 28, 1998, W.R. Huff purchased $5,000,000 of the pre-petition secured indebtedness of MobileMedia that is classified in Class 4 under the Plan.

           Transactions by Northwestern Mutual in ACI 12 3/4% Notes
---------------------------------------------------------------------------------------------
                                                             Principal Amount      Aggregate Principal
     Date      Transaction Type       Purchase/Sale Price      Bought(Sold)            Amount Owned
-------------  -----------------     ---------------------   ----------------     --------------------
    07/17/98      Purchase                103.500%              $ 2,500,000            $24,000,000
    07/17/98      Purchase                104.000%              $ 2,000,000            $26,000,000
    07/17/98      Sale                    103.750%              $  (300,000)           $25,700,000
    07/29/98      Purchase                104.750%              $ 1,000,000            $26,700,000
    12/10/98      --                           --                        --            $26,700,000

    ---------------------------------------------

* These ACI 12 3/4% Notes were purchased by Northwestern Mutual in the 144A Offering.


     The ownership and purchases and sales of ACI 12 3/4% Notes by W.R. Huff and Northwestern Mutual set forth above existed and occurred during their participation in the negotiations relating to the August 18 Agreements, the September 3 Amendments and the December 1 Amendments. An effect of the Merger would be to reduce the leverage ratio of ACI. Leverage for ACI on a pro forma basis after giving effect to the Merger (excluding the impact of expected operational cost synergies), as measured by the ratio of long-term debt to annualized adjusted pro forma EBITDA for the nine months ended September 30, 1998 would be 3.7:1. By contrast, at September 30, 1998 ACI's long-term debt was $619.5 million and its third quarter 1998 annualized adjusted EBITDA was $143.2 million, yielding a leverage ratio (as so computed) of 4.3:1.

     It should also be noted that W.R. Huff and Northwestern Mutual also have a direct interest in MobileMedia by reason of their direct ownership of MobileMedia unsecured debt. More specifically, (a) W.R. Huff currently owns (and, since December 19, 1997, has owned) $57.8 million in face amount of MobileMedia's Senior Subordinated Notes due November 1, 2007 ("9 3/8% MobileMedia Notes") and $28 million in face amount of MobileMedia's 10 1/2% Senior Subordinated Deferred Coupon Notes due December 1, 2003 ("10 1/2% MobileMedia Notes"), and (b) Northwestern Mutual currently owns (and, since December 11, 1997, has owned) $19.8 million in face amount of 9 3/8% MobileMedia Notes and $12.35 million in face amount of 10 1/2% MobileMedia Notes.

     2. Standby Purchase Agreements. The purpose of the Standby Purchase
        ---------------------------
Agreements was to ensure that $217 million in cash would be invested in Arch and thereby be available to Arch to meet its financial obligations in order to consummate the Merger and effect the Debtors' Third Amended Joint Plan of Reorganization. As set forth in the Rights Prospectuses under "The Rights Offering--the Standby Purchase Agreements," under the Standby Purchase Agreements, the four Standby Purchasers agreed (subject to certain conditions) to exercise all of the Rights distributed to them as holders of Allowed Class 6 Claims and to purchase all of the Arch Common Stock not otherwise purchased pursuant to the Rights Offering. In the cases of W.R. Huff and Northwestern Mutual under their respective Standby Purchase Agreements, subject to such conditions (and to possible reduction in the event Arch Stockholder Rights are exercised), W.R. Huff is obligated to purchase up to $75.07 million of Arch Common Stock and Northwestern Mutual is obligated to purchase up to $27.43 million of Arch Common Stock (in each case, at $2 per share). In addition, as noted above, the Standby Purchasers are entitled to receive their share (as set forth in the Standby Purchase Agreements) of the Standby Consideration.

     As noted under "C. Certain Background Information--4. Summary of Certain Changes Effected by Amendments", an effect of the negotiations relating to the September 3 Amendments and the December 1 Amendments was to reduce the Rights Exercise Price (for purposes of the Rights and the Standby Purchase Agreements) to $2.00 per share. This reduction resulted in an increase in the number of shares of Arch Common Stock to be issued under the Standby Purchase Agreements in the event (and to the extent) that such shares were not purchased through the exercise of Rights by other creditors at the same reduced Rights Exercise Price. See "E. Additional Valuation Information" below for certain additional projections and valuation information that was provided to the Standby Purchasers or given in court testimony. Such projections and information are being provided herein so that such projections and information will be available to all unsecured creditors in Class 6.

  E.   Additional Valuation Information.

       1. Certain Projections. During the negotiations, the Debtors, Arch, the
          -------------------
Unsecured Creditors Committee and their respective professionals prepared various financial analyses and projections. Set forth below is a summary of one of such projections relating to the Combined Company that was distributed to the Unsecured Creditors Committee and the Standby Purchasers in October 1998 in connection with the negotiation of the December 1 Amendments:

                                                      1999             2000             2001
                                              -------------  ----------------  ------------------
Ending Units in Service                          8,671,000        9,601,000       10,503,000

Average Revenue Per Unit (ARPU)                      $8.67            $8.66            $8.64

Revenue                                       $989,100,000   $1,096,800,000   $1,201,600,000

EBITDA*                                       $299,500,000   $  367,300,000   $  420,800,000

Capital Expenditures                          $207,000,000   $  174,400,000   $  160,800,000

Free Cash Flow (before interest expense)      $ 92,500,000   $  192,900,000   $  260,000,000

____________________
*  Earnings before interest, taxes, depreciation and amortization.

     The above projections are more favorable than those set forth in Exhibit E to the Disclosure Statement or in the Rights Prospectuses under "Unaudited Combined Company Projected Statement of Operations" and "Unaudited Company Projected Statement of Cash Flow" (collectively, the "Prospectus Projections"). None of Arch, any of the Debtors, any of the Standby Purchasers, any member of the Unsecured Creditors Committee, Houlihan Lokey or Blackstone endorses or approves the foregoing data and information. Arch and the Debtors note that the revenue, EBITDA and capital expenditures shown above for 1999 differ from the amounts of revenue, EBITDA and capital expenditure shown for 1999 in Exhibit E to the Disclosure Statement and in the Prospectus Projections (Exhibit E and the Prospectus Projections show projected 1999 revenue of $922.3 million, EBITDA of $267.5 million and capital expenditures of $178.0 million; Exhibit E and the Prospectus Projections do not identify free cash flow (which can be calculated as EBITDA less capital expenditures) and do not contain any projections beyond 1999).

     2.  Certain Market Multiples and Share Prices.  In connection with the
          -----------------------------------------
negotiation of the December 1 Amendments, in November 1998, Houlihan Lokey also delivered to the Unsecured Creditors Committee and the Standby Purchasers information indicating that "current market multiples in the paging industry are between 6.5 and 7.0 times latest quarter annualized EBITDA" and showing that application of EBITDA multiples ranging from 6.25 to 7.75 implied a share price for the Combined Company of $1.63 to $3.85 per share, depending in part upon the number of shares of Arch Common Stock issued upon the exercise of the Arch Stockholder Rights issued pursuant to the Merger Agreement.

     3. Certain Valuation Testimony. On February 3 and 9, 1999, Arthur B.
        ---------------------------
Newman, senior managing director of Blackstone, testified at the Confirmation Hearing regarding his views as to valuation of the Combined Company after giving effect to the Merger. Mr. Newman testified that paging companies are valued primarily based upon a multiple of EBITDA. He testified that the last quarter annualized EBITDA multiple ranged from 6.8 to 7.4 for Arch and two other comparable paging companies, based upon (a) their respective stock prices of January 29, 1999, (b) the total enterprise value and (c) the annualized EBITDA for the third quarter of 1998. In addition, Mr. Newman testified that, applying EBITDA multiples of 6.5, 7.0 and 7.5 and based upon combined third quarter 1998 annualized EBITDA for Arch and MobileMedia (and after giving effect to certain adjustments), the total enterprise value of the Combined Company, the pro forma common equity value of the Combined Company and the pro forma share price of the Combined Company, ranged as follows:

                                                                           EBITDA Multiple
                                                           ------------------------------------------------
                                                                  6.5              7.0              7.5
                                                           --------------  ---------------   --------------
Total Enterprise Value of the Combined Company             $1,804,600,000   $1,943,400,000   $2,082,200,000

Pro Forma Common Equity Value of the Combined Company      $  454,700,000   $  581,300,000   $  706,400,000

Pro Forma Share Price of the Combined Company              $         3.16   $         4.04   $         4.91

     Mr. Newman also testified that the above data represent "fully distributed" valuation data, which he defined to mean valuation data after the shares of Arch to be distributed pursuant to the Plan have been absorbed in the market and any overhang of shares received by MobileMedia's creditors has been dissipated.

     Mr. Newman also testified that the foregoing determination of the pro forma share prices of the Combined Company was not a prediction that the shares of the Combined Company would trade in the market place at the indicated prices. Mr. Newman's testimony is not investment advice or a recommendation as to whether any holder of an Allowed Class 6 Claim should exercise any Rights distributed to such holder.

     4.   Fourth Quarter 1998 Financial Data. On February 10, 1999,  MobileMedia
          ----------------------------------
reported expected results for the fourth quarter ended December 31, 1998. MobileMedia announced expected net revenue of $103.7 million, expected service revenues of $103.1 million and expected Adjusted EBITDA******** of $28.7 million, respectively. MobileMedia also announced it expected Adjusted EBITDA margin (Adjusted EBITDA divided by net revenues) of 27.7% and product margin (equipment sales less cost of goods sold) of $0.6 million for the fourth quarter, and units in service of 3,144,000 as of December 31, 1998.

On February 18, 1999, Arch reported expected results for the fourth quarter ended December 31, 1998. Arch announced expected net revenue of $95.9 million, expected service revenues of $93.3 million and expected Adjusted EBITDA ********* of $36.1 million, respectively. Arch also announced it expected Adjusted EBITDA margin (Adjusted EBITDA divided by net revenues) of 37.6% and

--------------------
     ********Defined as earnings before other income (expense), taxes, depreciation, amortization, adjustment to reduce liability subject to compromise to estimated allowed claims, amortization of deferred gain on tower sale and restructuring costs.

     *********As defined in the Rights Prospectuses.

product margin (equipment sales less cost of goods sold) of $2.6 million for the fourth quarter, and units in service of 4,276,000 as of December 31, 1998.

  F.   Releases Under the Plan.

       Section 7.3 of the Plan provides that:

       None of the Debtors, the Reorganized Debtors, Arch or any affiliate thereof, the Unsecured Creditors Committee, the Pre-Petition Agent, the Pre-Petition Lenders, the DIP Agent, the DIP Lenders, the Standby Purchasers, the indenture trustees for the Notes, Arch's financing sources, nor any of their respective officers, directors, employees, members, agents, underwriters or investment bankers, nor any other professional Persons employed by any of them (collectively, the "Exculpated Persons"), shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to formulating, negotiating, implementing, confirming or consummating this Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created in connection with this Plan. The Exculpated Persons shall have no liability to any Debtor, holder of a Claim, holder of an Interest, other party in interest in the Cases or any other Person for actions taken or not taken under this Plan, in connection herewith or with respect hereto, or arising out of their administration of this Plan or the property to be distributed under this Plan, in good faith, including, without limitation, failure to obtain Confirmation of this Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions, to the occurrence of the Effective Date, and in all respects such Exculpated Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

     The Debtors and the Unsecured Creditors Committee believe that the releases provided for under Section 7.3 of the Plan--which relate to the designated actions taken (or omitted to be taken) in good faith--are appropriate under the circumstances. As to the Standby Purchasers, it should be noted that they are providing a significant source of financing under their Standby Purchase Agreements necessary to consummate the Merger and effect the Plan. New Generation contests the release and exculpation provisions provided for under the Plan.

                         -----------------------------

  This Supplemental Disclosure contains forward-looking statements that are made pursuant to the safe harbor provisions of 11 U.S.C. (S) 1125 and of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact should be considered as forward-looking statements. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements contained herein. Achieving the anticipated benefits of the Merger and the Reorganization will depend in significant part on whether integration of the businesses of Arch and MobileMedia is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution, and accounting and finance functions and expansion of information and management systems. The integration process could divert the attention of management, and any difficulties or problems encountered in the transition process could have a material adverse effect on the Combined Company following the Merger. In addition, the process of combining the companies could cause the interruption of, or a loss of momentum in, the activities of the respective businesses, which could also have a material adverse effect on the Combined Company. The difficulty of combining the businesses may be increased by the need to integrate personnel and the geographic distance separating the organizations. There can be no assurance that the Combined Company will retain key employees or that the Combined Company will realize any of the other anticipated benefits of the Merger. See "Acquisition of the Debtors by Arch and Future Business of the Reorganized Debtors--Information Relevant to the Risks Posed to Creditors Under the Plan" in the Disclosure Statement.

     The forward-looking statements contained herein are dependent on many factors over which neither Arch nor MobileMedia has any control. No assurance can be given that any of the assumptions on which such forward-looking statements are based will prove to be correct. The forward-looking statements contained herein were not prepared with a view to public disclosure or compliance with (i) published guidelines of the SEC, (ii) the guidelines established by the American Institute of Certified Public Accountants regarding projections or (iii) GAAP. Arthur Andersen LLP, the independent public accountants for Arch, has neither compiled nor examined such statements and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, such statements. Ernst & Young LLP, the independent auditors for MobileMedia, has neither compiled nor examined such statements and, accordingly, does not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, such statements. While presented with numerical specificity, such statements are based upon a variety of assumptions, which may not be realized, relating to the future business and operations of Arch and MobileMedia and the integration of their operations and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Arch and MobileMedia. NONE OF ARCH, ANY OF THE DEBTORS, ANY OF THE STANDBY PURCHASERS, ANY MEMBER OF THE UNSECURED CREDITORS COMMITTEE, HOULIHAN LOKEY, BLACKSTONE, MR. NEWMAN OR ANY OF THEIR RESPECTIVE PROFESSIONALS (AS APPLICABLE) MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE ATTAINABILITY OF THE PROJECTED OR HYPOTHETICAL FINANCIAL INFORMATION OR VALUATION DATA SET FORTH IN THE FORWARD LOOKING STATEMENTS CONTAINED HEREIN OR AS TO THE ACCURACY OR COMPLETENESS OF THE ASSUMPTIONS FROM WHICH SUCH PROJECTED OR HYPOTHETICAL INFORMATION OR VALUATION DATA IS DERIVED.

                               *   *   *   *   *